Exhibit 10.26

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made as of March,     , 2005 (“Effective Date”), between Pegasus Solutions, Inc. (“Pegasus”) and Cendant Travel Distribution Services Group, Inc. (“Customer”).

In consideration of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0 DEFINITIONS

1.1           All capitalized terms not otherwise defined in this Agreement shall have the following meanings:

(a)           “Affiliate” means (i) any entity that is now or hereafter owned, leased or managed by Customer that provides hotel distribution services; or (ii) any entity that is controlled by Customer with access to the Services.

2.0 SERVICES

2.1           Services. Pursuant to a mutually agreed plan, schedule of implementation and service level addendum, if applicable, and subject to the performance by Customer of its duties set forth herein, during the term of this Agreement, Pegasus will provide to Customer the services (“Services”) described in the service schedules and applicable service level addendums (“Service Schedules”) attached hereto and made a part of this Agreement.

2.2           Additional Services. Pegasus is not obligated by this Agreement to provide any services to Customer other than the Services. Notwithstanding the foregoing, if Pegasus introduces any additional products or services to any of its customers in the future, Pegasus will promptly give notice to Customer of such additional products or services and will, upon Customer’s request, provide Customer with such products and services pursuant to an agreed upon schedule and agreed upon pricing. If Pegasus and Customer execute a service schedule for additional services, such additional services shall thereafter be deemed to be Services, and such service schedule shall thereafter be deemed to be a Service Schedule, shall be made a part of this Agreement and shall be subject to the terms and conditions contained herein. If Pegasus provides any services to Customer pursuant to a work order, statement of work or similar document, such document being executed by both Customer and Pegasus, which services are not subject to a Service Schedule, such services shall be provided pursuant to the terms and conditions of this Agreement and the contents of the governing work order, statement of work or similar document, provided that if a conflict exists between the terms and conditions of this Agreement and the contents of the governing work order, statement of work or similar document, the terms and conditions of this Agreement shall control.

3.0 GENERAL REQUIREMENTS

3.1           Cooperation. Customer agrees (a) to use commercially reasonable efforts to cooperate fully with and provide reasonable support for, and cause each Affiliate to cooperate fully with and provide reasonable support for, Pegasus personnel with respect to the implementation, maintenance and delivery of the Services in accordance with the terms of this Agreement; (b) at Customer’s sole expense, to procure, operate, maintain and manage (or cause each Affiliate to procure, operate, maintain and manage) at each Affiliate’s premises and Customer’s permitted facilities, if any, such hardware, software, equipment and communications capabilities and lines as may be reasonably necessary for Customer and each Affiliate to access and receive the Services (and, to the extent that the parties agree in writing that Pegasus will provide such communications capabilities and lines to Customer and/or each Affiliate, to pay Pegasus for the same as mutually agreed to in writing); and (c) that each party shall be solely responsible for the performance of local and wide-area networks, dedicated leased data lines, dial up lines, and all other communication interfaces and related equipment used for any connections or interfaces required to perform its obligations under this Agreement.

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3.2           Modifications and Enhancements.

(a)           Pegasus reserves the right to modify or enhance the Services, and related processes and procedures, at any time in its sole discretion, provided that (i) no such modification or enhancement affects the functionality of the Services in a material adverse manner, and (ii) Pegasus provides Customer, at no charge to Customer, the same training, if any, that is provided at no charge to its other customers receiving the same modification or enhancement, but in no event less than the training provided at no charge to customers receiving the same modification or enhancement; and (iii) Customer has the right to terminate the Agreement if Customer determines that such modification or enhancement affects the functionality of the Services in a material adverse manner, or will result in additional cost to Customer. Customer agrees to cooperate and will use commercially reasonable efforts to cause all Affiliates to cooperate with Pegasus in connection with any modification or enhancement of the Services. Pegasus will provide reasonable documentation relating to enhancements or modifications to the Services. Pegasus will not be obligated to provide, maintain or support any release or version of any Service other than the then-current release or version of such Service or the release or version immediately preceding the then-current release or version.

(b)           Pegasus will use commercially reasonable efforts to implement each new release and version of each Service in accordance with a mutually agreed implementation schedule and shall provide Customer with reasonable notice in the event of any delay in the implementation schedule; provided, however, Customer may not delay implementation of any new release or version of a Service beyond the release date of any subsequent release or version of such Service without Pegasus’ consent, which shall not be unreasonably withheld. Pegasus will provide Customer with thirty (30) days notice of any reasonable changes (due to upgrades, enhancements or discontinuing support) that Customer and/or Affiliates must make to their third-party hardware, software, equipment and communications capabilities and lines so that Customer and/or the Affiliates can continue to access and receive the Services; provided, however, Customer has the right to terminate the Agreement if it does not agree to any such changes.

3.3           Accuracy of Data. Each party shall cause all information provided by such party or its Affiliates to the other party to be complete, accurate, and current, and in the form and format required by the other party as previously provided to the party providing the information or as otherwise mutually agreed to between the parties.

3.4           Extraordinary Service Needs. Customer shall use commercially reasonable efforts to advise Pegasus in writing a reasonable period of time prior to the occurrence of any events, including without limitation special promotions, group or tour events and marketing activities, that Customer knows will require significantly increased support or levels of service from Pegasus or involve significantly increased usage of any of the Services by Customer or any Affiliate.

3.5           Network Security.

(a)           Customer shall (i) upon Pegasus’ request, identify the individuals given access by Customer to Pegasus’ networks and systems and notify Pegasus of any changes to such group; and (ii) implement and maintain policies and procedures consistent with Customer’s responses to the most recent Pegasus-provided network security survey. Pegasus shall have the right to deny any individual’s access to Pegasus’ networks and systems due to security concerns; provided, however, Pegasus has provided Customer with security requirements in advance and shall provide Customer with the nature of such security concern and such denial shall not be unreasonable.

(b)           To the extent that Pegasus performs any of the Services via such electronic means, and/or has access to Customer’s or its Affiliates’ electronic mail, Web site, computer systems or networks, and/or other Internet systems, Pegasus shall implement industry-standard security to protect Customer’s and its Affiliates’ computer systems, network devices and/or the data processed thereon against the risk of penetration by, or exposure to, a third party via any system or feature utilized by Pegasus in performing such work and/or accessing such systems. Unless otherwise specified in the applicable Service Schedule(s), such protections shall include, but not be limited to, (i) securing the computer systems and network devices, (ii) protecting against intrusions of operating systems or software, (iii) implementing access controls on all data, software or other file-system objects limiting access to only authorized users,

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(iv) ensuring the integrity of all data stored or processed, and (v) preventing the loss of data processed or transferred.

(c)           Pegasus shall monitor all service, equipment, test environment, and communication links for security breaches, violations and suspicious activity, and shall notify Customer immediately in the event of any security breaches, violations or suspicious activity

4.0 FEES AND COSTS

4.1           Fees and Costs. The parties agree to pay the fees and costs for the Services as set forth in the Pricing Schedule attached hereto and made a part of this Agreement.

4.2           Taxes. Customer shall pay all sales, use, excise, value added and similar taxes and duties levied by any taxing authority upon this Agreement or the services provided by Pegasus pursuant to this Agreement other than taxes that are levied upon Pegasus’ net income or payroll (collectively, “Taxes”).

4.3           Payment of Fees and Costs.

(a)           Except as otherwise provided in the Pricing Schedule attached hereto or in any Service Schedule, all undisputed amounts payable pursuant to this Agreement are due within thirty (30) days of the date of receipt of each billing statement and shall be paid in U.S. Dollars. If any amount is past due pursuant to this Agreement, in addition to any rights of termination provided herein, the past due party agrees to pay interest on such amount at the rate of (***) per month, or the maximum rate allowed by law, whichever is lower; provided, however, Customer shall not be charged interest if Pegasus is delinquent in electronically deducting its fees.

(b)           A party shall notify the other party in writing, within thirty (30) business days of receipt of a billing statement, of any good faith dispute concerning any amount reflected as due on such billing statement. Such notice shall include a written statement identifying in reasonable detail the facts relating to the dispute, the amount disputed and the relief requested or proposed. The dispute of an amount due shall not relieve any obligations to pay all undisputed amounts in accordance with this Agreement. The parties shall use good faith efforts to resolve any such disputes in a timely manner.

4.4           Annual Increase. Deleted by agreement.

4.5           Third-Party Costs and Fees. Customer acknowledges that any third party costs passed on by Pegasus to Customer may not include discounts, rebates or credits received by Pegasus. All third party charges shall be set forth on the applicable Pricing Schedule.

5.0 TERM

5.1           Term of Agreement. The term of this Agreement shall begin on the Effective Date and shall continue until the term of each Service Schedule, including all renewals and extensions thereof, has terminated, provided that the term of this Agreement may be earlier terminated, as specified below.

6.0 TERMINATION

6.1           Termination Upon Default. Upon the occurrence of an Event of Default (as defined in Section 7.0 below) by either party and the failure of the defaulting party to cure such Event of Default after written notice and opportunity to cure as provided in Section 7.3 hereof, the non-defaulting party may terminate each Service Schedule affected by such Event of Default upon written notice given to the defaulting party within thirty (30) days of the expiration of the cure period. Upon the occurrence of an Event of Default with respect to Section 4.1 hereof by Customer, or Section 8.1 hereof by either party, and the failure of the defaulting party to cure such Event of Default after written notice and opportunity to cure as provided in Section 7.3 hereof, the non-defaulting party may terminate this Agreement upon written notice given to the defaulting party within thirty (30) days of the expiration of the cure period.

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6.2           Effect of Termination. Upon the termination of this Agreement or any Service Schedule (a) each billed party shall promptly pay to the billing party all undisputed amounts due to such billing party pursuant to this Agreement; and (b) the billing party may continue to perform all or part of the Services consistent with past practices as operationally necessary to finalize the termination of Services and the billed party agrees to pay to the billing party the undisputed amounts for those Services performed that would be payable if the Agreement had not terminated. Following the payment to Pegasus of the amounts described in the preceding sentence, Pegasus shall deliver to Customer, in a format supported by the Pegasus systems used to provide the related Services, one or more data files containing all of Customer’s data stored on such systems as of the date of such termination.

6.3           Survival. Sections 6.2 (Effect of Termination), 6.3 (Survival), 8.1 (Confidentiality), 9.1 (Pegasus Ownership), 9.2 (Customer Ownership), 9.3(b) (Use of Marks), 9.4 (Definition), , 10.1 (Indemnification), 10.2 (Representations and Warranties), 10.3 (Disclaimer of Warranties), 10.4 (Limitation of Liability), 10.5 (No Consequential Damages), 11.2 (Law and Venue), 11.11 (Waiver) and 11.12 (Severability) hereof and any rights or obligations of Pegasus or Customer that may have accrued as of the termination of this Agreement shall survive such termination.

7.0 DEFAULT

7.1           Events of Default. Subject to Section 7.2 hereof, any one of the following listed occurrences shall be considered an “Event of Default”:

(a)           Either party hereto fails to pay any amount due hereunder within the time period required;

(b)           Either party hereto commits a material breach of this Agreement; or

(c)           Either party ceases to do business as a going concern; becomes insolvent, bankrupt or the subject of a receivership; makes an assignment for the benefit of its creditors or enters into an arrangement with creditors in lieu thereof; authorizes, applies for, or consents to the appointment of a trustee or liquidator of all or substantially all of its assets or has proceedings seeking such an appointment commenced against it which are not terminated within sixty (60) days of such commencement; or has any substantial part of its property subjected to any levy, seizure, assignment or sale for, or by any creditor or governmental agency without said levy, seizure, assignment or sale being lifted, released, reversed or satisfied within ten (10) days.

7.2           Force Majeure. The occurrence of an event listed in Section 7.1(b) hereof will not constitute an Event of Default if the occurrence is caused by or results from governmental regulation, acts of God, terrorist acts, fire, war, civil unrest, power fluctuations or outages, public utility failures, mechanical defects, or other events beyond the control of the affected party, provided that if such event continues for more than thirty (30) consecutive days, either party may terminate this Agreement by providing notice to the other party as specified in Section 11.6 of this Agreement.

7.3           Notice of Default and Cure Period. Following the occurrence of an Event of Default, the non-defaulting party may give written notice to the defaulting party specifying the same. Except as otherwise provided in the Pricing Schedule attached hereto or in any Service Schedule, the defaulting party shall be entitled thirty (30) days after receipt of such notice within which to cure any default.

8.0 CONFIDENTIALITY

8.1           Confidentiality. For purposes of this Agreement, “Confidential Information” shall mean all information furnished by one party hereto to the other in connection with this Agreement that is designated or treated as confidential by the disclosing party; all information concerning the design, functionality and operation of the Pegasus systems used to provide the Services; and all Customer data generated by the operation of such systems. Confidential Information shall not include any information that (a) is already lawfully known by the receiving party when received as a matter of record; (b) is independently developed by the receiving party; (c) is now or hereafter becomes generally available to the public through no fault of the receiving party; (d) is received by the receiving party from a third party legally entitled to make such disclosure; or (e) is disclosed after the receiving party obtains prior written approval from the disclosing party for such disclosure. Neither party hereto

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shall use the other party’s Confidential Information for any purpose other than to fulfill its obligations arising under this Agreement. Each party hereto shall use reasonable efforts to keep confidential the other party’s Confidential Information and the terms and pricing contained in this Agreement and shall not disclose such information to any person or entity other than its employees, agents, and affiliates who agree to comply with this Section 8.1 or other than as required to fulfill its obligations arising under this Agreement. Each party hereto shall be responsible for the breach of this Section 8.1 by its employees, agents, and affiliates. After the termination of this Agreement each party hereto shall promptly return to the other party or destroy all original and duplicate copies of the other party’s Confidential Information furnished to it upon the written request of the other party, provided that Pegasus may retain in its records relating to its performance of the Services Customer’s Confidential Information that is incorporated into such records in the normal course of Pegasus’ business. Each party shall certify any such destruction to the other party within five business days of such written request. Notwithstanding this Section 8.1, Pegasus may use and disclose data derived by Pegasus in the performance of this Agreement, provided that neither Customer, nor any Affiliate or customer of any Affiliate, is identifiable from such data. In the event that the receiving party is ordered, by law, rule, regulation, governmental agency or court of competent jurisdiction, to disclose Confidential Information of the disclosing party, the receiving party will provide prompt notice of such order to the disclosing party and cooperate with and assist the disclosing party, at the disclosing party’s cost and expense, so that the disclosing party may limit the scope of any disclosure. To the extent that Pegasus has access to personally identifiable information (including, but not limited to, names, phone numbers, addresses, credit card information, social security numbers, and/or account or financial information) of Customer’s or its Affiliates’ employees, franchisees, sales associates, brokers, or customers, Pegasus acknowledges and agrees that such information is highly confidential and private in nature and agrees to hold such information in the strictest of confidence, and protect such information, in accordance with Customer’s privacy policies, the aforementioned confidentiality provisions, and applicable law. Pegasus shall not use or disclose such personally identifiable information without the prior written consent of Customer and the applicable individual(s) to whom the information belongs. In the event that Customer and the applicable individual(s) so consent, Pegasus may disclose such personally identifiable information only to the extent expressly permitted by Customer and such individual(s) and only in accordance with the terms of this Agreement and applicable law.

8.2           No Hire. Deleted by agreement.

9.0 INTELLECTUAL PROPERTY RIGHTS; OWNERSHIP OF DATA

9.1           Pegasus Ownership. Pegasus and its licensors shall retain exclusive ownership of all right, title and interest, including without limitation, all Intellectual Property Rights (as defined in Section 9.4 hereof), in and to the Services and the systems and software used by Pegasus to provide the Services; the design, functionality, operation and components of the same; all modifications, enhancements and upgrades to the same; and Pegasus’ business methods. No right, title or interest of any kind in the foregoing is granted to Customer or any Affiliate pursuant to this Agreement.

9.2           Customer Ownership. Customer and its licensors shall retain exclusive ownership of all right, title and interest, including without limitation, all Intellectual Property Rights (as defined in Section 9.4 hereof) in and to (a) Customer’s and Affiliates’ data residing on the Pegasus systems; and (b) Customer’s and Affiliates’ images stored during the term of this Agreement on Pegasus’ servers. No right, title or interest of any kind in the foregoing is granted to Pegasus pursuant to this Agreement.

9.3           Use of Marks.

(a)           Customer represents that it has the right to grant, and hereby grants, to Pegasus the right to use and display, and store on Pegasus’ servers, Customer’s and each applicable Affiliate’s trademarks, service marks, trade names, trade dress, logos, names, and pictures (and those of any third party which are used or provided by Customer and each of its applicable Affiliates) to the extent necessary to perform Pegasus’ obligations in accordance with this Agreement. Notwithstanding the preceding sentence, Pegasus acknowledges and agrees that it will not obtain any right, title or interest in or to the foregoing pursuant to this Agreement.

(b)           Customer shall indemnify, defend and hold harmless Pegasus and its subsidiaries, and the officers, directors employees and agents of the same, from and against all losses, claims, liability, costs,

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damages, fines, and expenses (including all legal costs) incurred or suffered by any of the indemnified parties that arise out of or in connection with a third party claim based upon the actions described in the preceding subsection (a) other than any losses, liability, costs, damages, fines or expenses resulting from any indemnified party’s alteration or misuse of Customer’s or any Affiliate’s trademarks, service marks, trade names, trade dress, logos, names or pictures.

(c)           Neither party shall use any of the trademarks, service marks, trade names, trade dress, logos or name of the other party or its affiliates in any way including, without limitation, in any advertising or promotional materials, without the prior written approval of the owning party. Neither party nor any of its affiliates shall obtain any right, title or interest in or to the other party’s Intellectual Property Rights (as defined in Section 9.4 herein) pursuant to this Agreement.

9.4           Definition. As used in this Agreement, “Intellectual Property Rights” shall mean any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship, including but not limited to copyrights and moral rights; (b) trademark, trade name and trade dress rights and similar rights; (c) trade secret rights; and (d) patents, designs, algorithms and other industrial property rights; all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated), whether arising by operation of law, contract, license or otherwise; and all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force.

9.5           Intellectual Property Indemnification. Should any claim be raised by any third party alleging that Customer’s use of any of the Services or Intellectual Property Rights constitute infringement of any United States patent, copyright, license or other property right (an “IP Claim”), Pegasus will, at its expense, defend such IP Claim and will indemnify Customer from and against each claim, demand, loss, liability and expense (including reasonable attorney’s fees) suffered or incurred by Customer as a result of or in connection with any IP Claim, except to the extent that an IP Claim arises as a result of (a) a breach by Customer of its obligations under this Agreement; (b) any alteration or modification made by Customer to the Services; (c) use of the Services by Customer in combination with hardware or software not supplied by Pegasus; or (d) any third party’s access to or use of any of Pegasus’ services. After receiving notice of an IP Claim, Customer shall promptly advise Pegasus of the IP Claim. Excluding any settlement negotiations which affect Customer, Pegasus may, at its sole option, assume sole control of the defense of any IP Claim and any related settlement negotiations. Customer shall give Pegasus all reasonable information and assistance, at Pegasus’s expense, reasonably necessary to defend any IP Claim. Should Customer be temporarily or permanently enjoined from using any Service or Intellectual Property as a result of any IP Claim, Pegasus, at its own expense, will either procure for Customer the right to continue to use the Service free from any IP Claim or replace or modify the offending Service or Intellectual Property so that its use by Customer becomes non-infringing, as soon as reasonably practicable following the date on which Pegasus receives notice of such injunction, or Customer may terminate this Agreement.

10.0 REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES; INDEMNIFICATION;LIMITATION OF LIABILITY

10.1         Indemnification. Each party to this Agreement agrees to indemnify and hold harmless the other party, the other party’s subsidiaries and affiliates, and the respective successors and assigns thereof, from any and all third party losses, liability, damages, costs, claims, demands, actions, or suits, including reasonable attorneys’ fees and court costs (collectively a “Claim”), which arise directly or indirectly out of: (i) any breach of Sections 10.2(a), 10.2(b)(iii) or 10.2(b)(iv), (ii) with respect to Pegasus, any loss, misdirection, or conversion of the funds remitted to Pegasus that resulted from any error by Pegasus, or (iii) the gross negligence or willful misconduct of the indemnifying party in connection with its participation/performance hereunder. After receiving notice of a Claim subject to indemnification hereunder, the indemnified party shall promptly advise the indemnifying party of such Claim. Excluding any settlement negotiations which affect the indemnified party, the indemnifying party may, at its sole option, assume sole control of the defense of any Claim and any related settlement negotiations. The indemnified party shall give the indemnifying party all reasonable information and assistance, at the indemnifying party’s expense, reasonably necessary to defend any Claim.

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10.2         Representations and Warranties.

(a)           Each party warrants and represents to the other party that: it is free of any contractual obligations that would prevent it from entering into and performing its obligations under this Agreement.

(b)           Pegasus warrants and represents to Customer that:

(i)            It will perform its obligations under this Agreement using all reasonable skill and care;

(ii)           All personnel assigned by Pegasus to perform Pegasus’ obligations under this Agreement shall be competent and will perform their duties in a professional manner;

(iii)          it shall use commercially reasonable efforts to ensure, by means of recognized diagnostic and security procedures, that the Services shall be free from disabling programs or devices and contamination by any virus and that it will not introduce any such disabling programs or devices and viruses onto the Customer’s or Affiliate’s systems while performing the Services; and

(iv)          There are no actions, suits or proceeding pending which shall have a material affect on Pegasus’ ability to fulfill its obligations under this Agreement

10.3         Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 10.2 ABOVE, NEITHER PARTY MAKES AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, GOOD AND WORKMANLIKE PRODUCT OR SERVICE OR NON-INFRINGEMENT, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

10.4         Limitation of Liability. PEGASUS, ITS SUBSIDIARIES AND AFFILIATES SHALL HAVE NO LIABILITY ARISING FROM OR RELATING TO (i) THE FAILURE OF THE SERVICES TO OPERATE OR FUNCTION DUE TO APPLICATIONS, EQUIPMENT, SERVICES, CONTENT OR NETWORKS PROVIDED BY CUSTOMER, AN AFFILIATE OR A THIRD PARTY NOT ACTING AS PEGASUS’ AGENT; (ii) INTERRUPTIONS OF CUSTOMER’S OR ANY AFFILIATE’S ACCESS TO THE SERVICES OR LOST OR ALTERED TRANSMISSIONS NOT CAUSED BY PEGASUS; (iii) UNAUTHORIZED ACCESS TO OR THEFT, ALTERATION, LOSS OR DESTRUCTION BY ANY THIRD PARTY OF CUSTOMER’S OR ANY AFFILIATE’S APPLICATIONS, CONTENT, DATA, INFORMATION, NETWORKS OR SYSTEMS NOT CAUSED BY PEGASUS; (iv) DATA PROVIDED OR ENTERED BY CUSTOMER, ANY AFFILIATE OR ANY THIRD PARTY (OTHER THAN ANY ERROR OR OMISSION IN DATA CAUSED BY PEGASUS’, OR PEGASUS’ AGENTS’ OR SUBCONTRACTORS’, ENTRY OF THAT DATA); OR (v) ANY GOOD OR SERVICE SUPPLIED TO CUSTOMER OR AN AFFILIATE BY ANY THIRD PARTY THAT IS REFERRED BY PEGASUS OR THAT HAS A HYPERLINK, ADVERTISEMENT OR OTHER PRESENCE ON ANY PAGE OR SCREEN DISPLAYED BY PEGASUS. EXCEPT FOR EACH PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS, AND PAYMENT OBLIGATIONS, IN NO EVENT WILL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL FEES AND COSTS PAID BY CUSTOMER FOR THE SERVICES DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE OF THE CAUSE OF ACTION OR OCCURRENCE WHICH IS THE BASIS OF EITHER PARTY’S CLAIM AGAINST THE OTHER PARTY.

10.5         No Consequential Damages. EXCEPT FOR THE OBLIGATIONS SET FORTH HEREIN PERTAINING TO CONFIDENTIALITY AND INDEMNIFICATION, IN NO EVENT WILL EITHER PARTY, NOR ANY AFFILIATE, BE LIABLE FOR ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.0 MISCELLANEOUS

11.1         Mandatory Arbitration. Deleted by agreement.

11.2         Law and Venue. If any dispute between Pegasus and Customer arises out of this Agreement, the parties agree that the laws of the State of New York, USA shall control without reference to its conflict of laws principles. In the event Pegasus institutes any legal proceeding relating to this Agreement against Customer,

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venue for such proceeding shall be in New York County, New York, and in the event Customer institutes any legal proceeding relating to this Agreement against Pegasus, venue for such proceeding shall be in Dallas County, Texas.

11.3         Compliance with Laws. Each party shall fully comply with all material laws, regulations and governmental orders applicable to their performance of this Agreement, including without limitation those regarding trade sanctions, export control, data protection and the processing of personal data. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party or any of its affiliates be required to perform hereunder to the extent that such party reasonably concludes that such performance may violate any applicable law, regulation or governmental order.

11.4         Status of Parties. This Agreement does not constitute a partnership, joint venture, or similar arrangement between the parties, and neither party nor any of their respective directors, officers, employees or agents shall be deemed to be an agent, employee, or legal representative of the other. Neither party hereto is authorized by this Agreement to bind the other or otherwise act in the name of or on behalf of the other. Nothing in this Agreement shall be construed to give any person or entity other than Pegasus and Customer any legal or equitable right, remedy or claim in connection with or arising from this Agreement.

11.5         Assignment. This Agreement is not assignable by Pegasus or Customer without the prior written consent of the other party, and such consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement without consent in the event of a merger, acquisition or sale of all or substantially all of its assets provided the assignee unconditionally assumes the Agreement in writing. Either party may assign this Agreement or any part of the Services to any of its subsidiaries or affiliates without the other party’s consent. Any assignment of this Agreement in violation of this section shall be void and unenforceable. Notwithstanding the foregoing, if a Pegasus Change in Control occurs, Customer may terminate this Agreement with sixty (60) days prior written notice. For purposes of this provision, a “Pegasus Change in Control” means an event in which Pegasus becomes controlled by, or an affiliate of, a Customer competitor. For purposes of this provision, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, or by contract). For purposes of this provision, “Customer competitor” means Amadeus Global Travel Distribution S.A., Sabre, Inc. (including Easy Sabre, Travelocity, Site59 and GetThere), Hotels.com, Hotwire.com and Expedia Inc. (including Travelscape) and all subsidiaries and affiliates of, and any successor entity to, any of the foregoing

11.6         Notices. All notices contemplated hereby must be in writing and (a) personally delivered; (b) deposited in the mail, first-class, registered or certified mail, return receipt requested, or similar service with postage prepaid; or (c) sent by overnight courier service (for next business day delivery if within the country of the sender or second business day delivery if outside the country of the sender), shipping prepaid as follows (or to such persons or addresses as any party may request by notice duly given hereunder):

If to Pegasus:	If to Customer:
Pegasus Solutions, Inc. 8350 N. Central Expressway, Suite 1900 Dallas, Texas 75206 USA Attn: Gideon Dean	Cendant Travel Distribution Services Group 7 Sylvan Way Parsippany, New Jersey 07054 Attn: Jeff Horch, Hospitality Distribution
cc: Ric L. Floyd, General Counsel at the same address	cc: General Counsel, at the same address

Except as otherwise specified herein, notices will be deemed given and received at the time of delivery or of refusal of delivery.

11.7         Entire Agreement; Controlling Language. This Agreement, the Service Schedules and any other attachments hereto constitute the entire agreement between Pegasus and Customer with respect to the subject matter of this Agreement and supersedes and replaces any and all other agreements and representations, verbal or written, with respect thereto. There are no representations, warranties or agreements made or relied upon by either party with respect to the subject matter of this Agreement that are not set forth in this Agreement. This Agreement (including the Service Schedules and any other attachments hereto) may not be amended or modified other than by a written agreement executed by Customer and Pegasus. In the event of any conflict between the

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terms of this Agreement and the terms of any Service Schedule, the terms of this Agreement shall control. This Agreement has been executed in the English language, which shall be the controlling language with respect to this Agreement in all respects. Any translation of this Agreement into another language is for convenience only and no such translation shall be binding against the parties hereto.

11.8         Exclusive Agreement. Deleted by agreement.

11.9         Successors and Assigns. This Agreement shall be binding upon and will inure to the benefit of the legal representatives, successors and duly authorized assigns of each party whether resulting from merger, acquisition, reorganization or assignment pursuant to the terms hereof.

11.10       Execution; Retention. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement enforceable against each party in accordance with its terms. A signature delivered by facsimile transmission shall be effective to bind the executing party. This Agreement may be retained or stored by either party solely in an electronic format, and any reproduction of this Agreement by reliable means from an electronic format shall be deemed an original.

11.11       Waiver. Except as otherwise provided herein, the failure of a party hereto to exercise any of its rights or to enforce any of the provisions of this Agreement on any occasion shall not be a waiver of such right or provision, nor affect the right of such party thereafter to enforce such right or provision.

11.12       Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable by a court of competent jurisdiction, in whole or in part, such provision shall be deemed modified to the minimum extent necessary to make it legal, valid and enforceable, and the legality, validity and enforceability of the remaining provisions shall not be affected.

11.13       Insurance. At no cost to Customer, Pegasus shall obtain and maintain commercial general liability insurance from on or more companies having an A.M. Best’s Rating of A-VII or better, which insurance will have minimum limits of $2,000,000 bodily injury and property damage per occurrence; shall be occurrence based; and shall include personal injury coverage.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PEGASUS SOLUTIONS, INC.		CENDANT TRAVEL DISTRIBUTION SERVICES GROUP, INC.

By:	/s/ Ralph E. Compton III	By:	/s/ JEFF HORCH

Name:	Ralph E. Compton III	Name:	Jeff Horch

Title:		Title:

9

UltraDirect Services Schedule

This UltraDirect Services Schedule is attached to and a part of the Master Services Agreement with the Effective Date of                      , 200    , by and between Pegasus Solutions, Inc. and Cendant Travel Distribution Services Group, Inc.

1.             Definitions. All capitalized terms used in this UltraDirect Services Schedule but not defined herein shall have the meanings set forth elsewhere in this Agreement. In addition, the following definitions shall apply for purposes of this UltraDirect Services Schedule:

(a)           UltraDirect Services Schedule Effective Date means                      , 200    .

(b)           Available means that (i) the Reservation Function transmits Reservations Data materially in accordance with the terms of this UltraDirect Services Schedule; and (ii) the Reservation Function is accessible from the point at which the Pegasus data center local area network intersects with the wide area networks over which Reservations Data are transmitted to the Reservation Function pursuant to this UltraDirect Services Schedule. It is the intent of both parties to work toward valid responses from the central reservations systems represented. Pegasus’ contribution will include the Best Practices Certification initiative for CRS’s.

(c)           Customer’s Web Site means the Internet site(s) created, maintained and hosted by or on behalf of Customer with the following address(es):                          , and any successor or replacement site(s) created, maintained and hosted by or on behalf of Customer.

(d)           Downtime is the amount of time during which the Reservation Function is not Available, subject to the provisions of subparagraph 8(c) of this UltraDirect Services Schedule.

(e)           Fees means those fees set forth in paragraphs 2 through 5 of the UltraDirect Pricing Schedule to this Agreement.

(f)            Geo Search means functionality allowing an accessor of Customer’s Web Site to receive, in response to a query, a list of the lodging establishments whose information appears in the Online Distribution Database that satisfy the following criteria: (i) a location described as either a physical address or latitude and longitude; and (ii) a radial distance in miles or kilometers specified from such location.

(g)           Geo Search Maps means functionality allowing an accessor of Customer’s Services to request and view a map showing the lodging establishments included in the Online Distribution Database in response to a Geo Search query.

(h)           Issue means a problem that causes a failure of, or a degradation in, the operation of the Reservation Function or the Online Distribution Database

(i)            Look to Book Ratio means the ratio of (i) the sum of Single Property Availability Requests plus Multi-Property Availability Requests plus Rate Plan Information Requests with respect to a particular time period, to (ii) Total Reservations with respect to the same time period.

(j)            Maintenance Window means the following hours, subject to change upon the agreement of Pegasus and Customer: (i) 10:00 p.m. to midnight, Mountain Standard Time (North America), on each             Friday; and (ii) 9:00 p.m. to midnight, Mountain Standard Time (North America), on each Saturday.

(k)           Monitoring Application means an automated monitoring application employed by Pegasus that generates test messages, causes such messages to be transmitted throughout the technology infrastructure used by Pegasus to deliver the Services and records the results of each transmission for later analysis.

(l)            Multi-Property Availability Request means a single request message for rates and availability relating to two or more lodging properties that is transmitted through the UltraDirect Interface pursuant to this UltraDirect Services Schedule.

(m)          Net Reservations means the number of reservations transmitted through the UltraDirect Interface during a particular time period, less the number of cancellations of reservations transmitted through the

UltraDirect Interface during the same time period.

(n)           Offensive Content means content that, is defamatory, obscene, pornographic, gratuitously violent or otherwise offensive.

(o)           Online Distribution Database means a digital database of lodging data and images created and maintained by or for Pegasus.

(p)           Onward Distributor means a party other than Pegasus or Customer that operates an electronic system that displays and transmits Reservations Data which includes providers of metasearch or rate          auditing functionality (also known as crawlers) that have contractual relationships with Customer.

(q)           Rate Plan Information Request means a single request message for detailed information regarding a specified rate and room type that is transmitted through the UltraDirect Interface pursuant to this UltraDirect Services Schedule.

(r)            Reservations Data means reservation rate and availability information, and information relating to the making, changing and canceling of reservations.

(s)           Reservation Function means Pegasus-provided functionality that transmits Reservations Data between reservation systems and other systems.

(t)            Response Time means the time elapsed from Customer’s submission of a valid request to Pegasus’ return of response excluding time for respective CRS response.

(u)           Scheduled Downtime means a period of time (i) during the Maintenance Window, (ii) during which the Reservation Function is not Available, and (iii) with respect to which Pegasus gives Customer notice in compliance with subparagraph 8(d) of this UltraDirect Services Schedule.

(v)           CRS Scheduled Downtime means a period of time during which a particular CRS is not Available, and with respect to which such CRS has given Pegasus advance notice.

(w)          Single Property Availability Request means a single request message for rates and availability relating to one lodging property that is transmitted through the UltraDirect Interface pursuant to this UltraDirect Services Schedule.

(x)            Total Reservations means the total number of reservation requests transmitted through the UltraDirect Interface pursuant to this UltraDirect Services Schedule.

(y)           UltraDirect Interface means an interface between (i) Customer’s Web Site and (ii) the Online Distribution Database and the Pegasus system(s) performing the Reservation Function.

(z)            UltraDirect Services means the services described in paragraph 2 of this UltraDirect Services Schedule.

2.             UltraDirect Services. Pegasus agrees to (a) provide Customer with specifications for Customer’s use in creating and implementing the UltraDirect Interface; (b) grant Customer’s Web Site access to the Online Distribution Database and the Reservation Function through the UltraDirect Interface created, implemented and maintained by Customer in conformity with such specifications, for the purpose of permitting accessors of Customer’s Web Site to view data residing in the Online Distribution Database and to transmit and view Reservations Data; and (c) use commercially reasonable efforts to support Customer’s implementation and maintenance of the UltraDirect Interface.

3.             Customer’s Duties.

General. Customer shall (i) diligently create, implement and maintain the UltraDirect Interface in accordance with this UltraDirect Services Schedule; (ii) be solely responsible for the creation of all necessary URL links from Customer’s Web Site to the Online Distribution Database and the Reservation Function; and (iii) except as expressly permitted under this Agreement, not permit the Online Distribution Database, the Reservation Function or the UltraDirect Interface to be copied, downloaded, hyperlinked or in any manner used or redistributed in whole or in part except as expressly permitted by this Agreement

(a)           Onward Distributors. Except as set forth in this paragraph, Customer shall not knowingly permit any third party, other than end-user consumers who access Customer’s Web Site, access to or use of data transmitted through the UltraDirect Interface. Customer may permit Onward Distributors access to and use of data transmitted through the UltraDirect Interface, subject to Pegasus’ right to prohibit such access and use by any Onward Distributor, provided that

(i)                                     prior to permitting such access and use by an Onward Distributor, Customer provides written notice to such Onward Distributor stating that (A) such data and the systems transmitting the same are the sole and exclusive property of Pegasus, its licensors and/or the lodging establishments whose information appears in the Online Distribution Database (provided Pegasus need not be named); and (B) no right, title or interest of any kind in such systems or data is granted by Pegasus to such Onward Distributor by virtue of its access to and use of such data. [Our agreements with our affiliates make clear the data is owned by “Third Parties” and “Suppliers” but do not mention Pegasus by name]

(ii)                                  Customer uses reasonable efforts to terminate such access and use by any Onward Distributor that displays Offensive Content on any electronic system maintained and hosted by or on behalf of such Onward Distributor

(iii)                               In consideration of Pegasus’ agreement to permit Onward Distributors access to and use of data transmitted through the UltraDirect Interface, Customer hereby agrees to indemnify, defend and hold harmless Pegasus, its directors, officers, employees, agents, successors and assigns, from and against any and all liability and every loss, cost, damage, claim, cause of action and expense (including reasonable attorneys’ fees) paid or incurred by and one or more of them arising from or attributable to such access or use by any Onward Distributor or a user of any Onward Distributor in violation of the terms of this Agreement provided such loss, cost, damage, claim, cause of action and expense is not attributable to Pegasus’ negligence or misconduct (or that of Pegasus’ affiliates).

(b)           Bursting; Look to Book Ratio.

(i)            Methods to Reduce Ratio. Each party shall (i) confer with the other party in good faith regarding recommended methods for reducing the Look to Book Ratio; and (ii) use commercially reasonable efforts to implement those recommended methods that Pegasus and Customer agree in good faith are practicable. Pegasus shall continue to implement measures to improve system stability.

(ii)           Excess Ratio. If the Look to Book Ratio exceeds 1,000:1 with respect to a calendar month then:

(a)           The Fees set forth in paragraph 3 of the UltraDirect Pricing Schedule apply; and

(b)           Pegasus shall not be obligated to transmit Customer Reservations Data during the calendar month immediately following such month to any central reservation system to which the operator of such system has requested that Customer Reservations Data not be transmitted, provided, however, that Pegasus promptly notifies Customer of such request.

4.             Use of Reservation Function. If information from the Online Distribution Database regarding a lodging establishment is provided to an accessor of Customer’s Web Site or an Onward Distributor, Customer shall use reasonable efforts to ensure that such accessor of Customer’s Web Site or Onward Distributor transmits Reservations Data regarding such lodging establishment exclusively through the Reservation Function, provided that Pegasus’ sole remedy for a breach of this Section 4 shall be to terminate this Schedule upon thirty (30) days’ prior notice to Customer.

5.             Offensive Content. Pegasus may immediately terminate the provision of UltraDirect Services to Customer for any period of time during which Customer’s Web Site, or any electronic system maintained and hosted by or on behalf of an Onward Distributor with access to and use of data transmitted through the UltraDirect Interface, displays any Offensive Content. Notwithstanding the foregoing, before Pegasus exercises its termination right set forth in the preceding sentence, Pegasus shall first afford Customer the opportunity to remove such Offensive Content within twenty-four (24) hours after receiving written notice from Pegasus.

6.             Data Transmission. The transmission of data between Customer’s Web Site and the UltraDirect

Interface shall occur by such means as are mutually agreed by Customer and Pegasus.

7.             Online Distribution Database Download. Pegasus agrees to allow Customer, and Customer agrees to perform, a complete download to Customer’s Web Site of all property-descriptive information in the Online Distribution Database, such download to occur an a date mutually agreed by Customer and Pegasus, but not occur after the 5th day of each month. Pegasus agrees to allow, and Customer agrees to perform, on a daily basis thereafter one (1) download to Customer’s Web Site of any property-descriptive information in the Online Distribution Database that has been modified since the last download. Customer further agrees to make a good faith effort to make modified property-descriptive information accessible to accessors of Customer’s Web Site within two (2) business days of Customer’s download of the same. Customer shall not permit information downloaded pursuant to this paragraph to be further downloaded to any third party system and shall not distribute such information to any third party in any tangible medium. Upon the earlier of the termination of this UltraDirect Services Schedule or such time as Customer ceases to perform downloads as provided above, Customer shall promptly delete from its systems all information downloaded pursuant to this paragraph which is not publicly available elsewhere and shall promptly destroy or return to Pegasus all physical copies of any such information. Upon Pegasus’ request, Customer shall certify to Pegasus any such deletion, destruction and return within five business days of receipt of such request.

8.             Service Availability Commitment.

(a)           Service Availability/Service Level Credit. If Pegasus is unable to achieve a level of (***) Availability of the Reservation Function during each calendar month as a percentage of all time during such calendar month, Pegasus shall, as Customer’s sole and exclusive remedy for such violation, pay to Customer in the following calendar month a fee calculated in accordance with the following table:

Availability of the Reservation Function During Each Calendar Month	Service Level Fee Payable by Pegasus to Customer	Service Level Fee Payable by Pegasus to Customer
	(Effective Date through August 31, 2005)	(September 1, 2005 onward)
99.79% –99.75%	(***) per Net Reservation	(***) per Net Reservation
99.74% –99.70%	(***) per Net Reservation	(***) per Net Reservation
99.69% –99.60%	(***) per Net Reservation	(***) per Net Reservation
99.59% – 99.50%	(***) per Net Reservation	(***) per Net Reservation
99.49% – 99.40%	(***) per Net Reservation	(***) per Net Reservation
99.39%–99.01%	(***) per Net Reservation	(***) per Net Reservation
99.00% – below	(***) per Net Reservation	(***) per Net Reservation

In the event Customer owes Pegasus any amounts under this Agreement, Pegasus will offset/credit the Service Level Fees specified above payable by Pegasus against any such amounts owed to Pegasus by Customer.

(b)           Downtime Measurement. The amount of Downtime during any period will be determined by reference to the results recorded by the Monitoring Application and agreed upon by Pegasus and Customer (agreement not to be unreasonably withheld by either party). Downtime end times will be demarked by written (email) notification by Pegasus to Customer.

(c)           Downtime Exclusions. Downtime shall not include any time during which the Reservation Function is not Available due to:

(i)                                     up to four (4) hours of Scheduled Downtime per calendar month

(ii)                                  acts or omissions of any party other than Pegasus or Pegasus’ vendors and agents;

(iii)                               hardware, software, networks, equipment or interfaces other than those provided or managed by Pegasus or Pegasus’ vendors and agents;

(iv)                              third-party service providers other than Pegasus’ vendors and agents;

(v)                                 any other equipment, applications or components not directly managed or controlled by Pegasus or Pegasus’ vendors and agents; or

(vi)                              one or more of the causes listed in Section 8.2 of the Master Services Agreement.

(d)           Notice by Pegasus of Scheduled Downtime. Pegasus will give notice of Scheduled Downtime to Customer by e-mail or such other means as mutually agreed by Customer and Pegasus. In addition, Pegasus will give notice of CRS Scheduled downtime to Customer by e-mail or such other means as mutually agreed by Customer and Pegasus, to the extent Customer obtains written permission from such CRS for Pegasus to provide such notice. Such notice will be given by Pegasus to the individual designated by Customer for the receipt of such notices and will be given no less than five (5) calendar days prior to the commencement of the subject Scheduled Downtime provided Pegasus is informed prior to five (5) calendar days. Any such notice given by Pegasus will include the date and time of commencement of the subject Scheduled Downtime and an estimate of the duration of the subject Scheduled Downtime

(e)           Notice by Customer of Scheduled Outage. The parties acknowledge and agree that Pegasus could interpret the cessation of activity though the UltraDirect Interface from Customer’s Web Site as an Issue requiring action by Pegasus pursuant to paragraph 9 below. Consequently, Customer agrees to use commercially reasonable efforts to provide Pegasus prior notice, by e-mail or such other means as mutually agreed by Customer and Pegasus, of any plan by Customer to make Customer’s Web Site unavailable to transmit Reservations Data to, or to receive transmissions of Reservations Data from, the Reservation Function for any period of time. Any such notice given by Customer will include the date and time of commencement of the subject unavailability and an estimate of the duration of the subject unavailability

(f)            Event of Default. Nothing contained in paragraph 8(a) above shall be interpreted to limit the rights and remedies of Customer in the case of an Event of Default, as such term is defined in Section 7.0 of Master Services Agreement.

9.             Response Time Commitment. The following table sets forth percentage of responses (all request types) that must be received within the associated time limit (excluding requests submitted during Scheduled Platform Maintenance):

Percentage of Responses	Response Time
100%	10 seconds
95%	5 seconds
90%	3 seconds

(a)                                  Pegasus will provide an xml request that will return a consistent result that will allow Cendant to verify that the Pegasus electronic distribution environment is available and able to perform requested work.  The Cendant test request through this monitor will also test the Response Time of the transaction.  Pegasus will have the same (or similar) monitoring capability local to their systems and will provide Cendant access to the monitor’s results in near real-time via a portal.

(b)                                 For any calendar month in which the Response Times do not meet any or all of the thresholds outlined above, then the Net Reservation Fees payable by Pegasus to Customer pursuant to paragraph 2 of the UltraDirect Pricing Schedule with respect to each Net Reservation processed during such month shall be increased in accordance with the following table:

Potential Result Sets
100% within 10 seconds	X	X	X	X
95% within 5 seconds	X	X				X
90% within 3 seconds	X		X			X	X
Addition to Net Reservation fee	$ (***)	$ (***)	$ (***)	$	(***)	$ (***)	$	(***)	$	(***)

Note: “X” denotes meeting requirement

10.           Issue Resolution.

(a)           Severity Level Description. The following table sets forth the criteria by which Customer will determine the appropriate classification for each Issue identified by or reported to Pegasus:

Severity Level	Description
1 Emergency	Reservation Function not Available (other than during Scheduled Downtime); or severe impact to Customer business operations; or potential for significant Customer loss of revenue
2 High	Significant impact to Customer business operations; or significant impact to Customer’s use of the Reservation Function and absence of a work-around
3 Medium	Significant impact to Customer’s use of the Reservation Function but a work-around exists
4 Low	Any Issue that is not appropriately classified as Severity 1, 2 or 3

(b)           Issue Resolution Procedures. The following table sets forth (i) the time periods within which Pegasus will communicate with Customer (by telephone or electronic means) with respect to each Issue reported to Pegasus; and (ii) Pegasus’ commitments to resolve, or mitigate the effects of, such Issue:

Severity Level	Communication	Resolution or Mitigation
1 Emergency	Pegasus will contact Customer within thirty (30) minutes of receiving the initial report of the Issue, and will update Customer every thirty (30) minutes thereafter until the Issue is resolved.

Pegasus commits to resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within two (2) hours of Pegasus’ receipt of the initial report of such Issue.

Within five (5) business days of resolution, Pegasus will deliver to Orbitz a written analysis detailing the causes of the of Issue.

2 High	Pegasus will contact Customer within sixty (60) minutes of receiving the initial report of the Issue, and will update Customer every sixty (60) minutes until the Issue is resolved.

Pegasus commits to resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within six (6) hours of Pegasus’ receipt of the initial report of such Issue.

Within five (5) business days of resolution, Pegasus will deliver to Orbitz a written analysis detailing the causes of the of Issue.

3 Medium

Pegasus will contact Customer: (i) on the same business day if the initial report is received during normal business hours and Pegasus is able to respond on the same business day or (ii) the next business day of receiving the initial report of the Issue if Pegasus is unable to resolve on the same business day. Pegasus will update Customer daily thereafter until the Issue is resolved.

Pegasus commits to resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within five (5) business days of Pegasus’ receipt of the initial report of such Issue.

4 Low	Pegasus will contact Customer within three (3) business days of receiving the initial report of the Issue.

Pegasus will resolve the Issue or implement a work-around for the Issue that effectively mitigates the effects of the Issue within ten (10) business days of Pegasus’ receipt of the initial report of such issue.

(c)           Conditions to Pegasus’ Obligations. Pegasus’ performance of the obligations set forth in the preceding subparagraph 9(b) with respect to an Issue are conditioned upon (i Customer taking such reasonable actions within its control as are required to resolve or mitigate the Issue, as applicable; (ii) with respect to a Severity Level 1 Issue, Customer committing personnel and corporate resources as reasonably necessary and without regard to normal business hours to assist Pegasus so that Pegasus can promptly research and resolve the Issue; and (iii) with respect to a Severity Level 2 or a Severity Level 3 Issue, Customer committing personnel and corporate resources as reasonably necessary during normal business hours to assist Pegasus so that Pegasus can promptly research and resolve or mitigate the Issue, as applicable

11.           Time Period Targets.

(a)           Implementation. Pegasus and Customer will each use commercially reasonable efforts to implement the UltraDirect Services for any affiliates of Customer that wish to receive to receive the Services hereunder within forty-five (45) business days of the UltraDirect Services Schedule Effective Date, subject to the provisions of the governing plan and schedule of implementation and to the performance of all necessary actions by any third party.

(b)           Professional Services. Pegasus will use commercially reasonable efforts to provide to Customer, within ten (10) business days of Customer’s request for services to be performed by Pegasus’ Professional Services group, an estimated schedule for, and the estimated total cost of, the requested services.

12.           Term.

(a)           This UltraDirect Services Schedule shall be effective as of the UltraDirect Services Schedule Effective Date and shall continue in effect for an initial term of two (2) years from such date unless terminated earlier as provided in this Agreement. The term of this UltraDirect Services Schedule shall thereafter automatically renew for additional, successive one (1) year terms unless either party provides written notice to the other party of its intent to terminate this UltraDirect Services Schedule at least ninety (90) days prior to the expiration of the then-current term.

(b)           Notwithstanding the foregoing, Customer may terminate this UltraDirect Services Schedule upon the expiration of the first initial twelve (12) months of the initial term subject to Customer: (i) providing ninety (90) days prior written notice and (ii) paying to Pegasus an early termination fee (which serves as liquidated damages hereunder and not a penalty) equal to (***).

PEGASUS SOLUTIONS, INC.		CENDANT TRAVEL DISTRIBUTION SERVICES GROUP, INC.

By:	/s/ RALPH E. COMPTON III	By:	/s/ JEFF HORCH

Name:	Ralph E. Compton III	Print:	Jeff Horch

Title:		Title:

ATTACHMENT A TO
ULTRADIRECT SERVICES SCHEDULE

XML SOFTWARE LICENSE AGREEMENT

BY ITS EXECUTION OF THE ULTRADIRECT SERVICES SCHEDULE TO WHICH THIS XML SOFTWARE LICENSE AGREEMENT IS ATTACHED (THE “ULTRADIRECT SERVICES SCHEDULE”), CUSTOMER (“LICENSEE”) AGREES TO ALL OF THE TERMS AND CONDITIONS OF THIS XML SOFTWARE LICENSE AGREEMENT. ALL CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS XML SOFTWARE LICENSE AGREEMENT SHALL HAVE THE MEANINGS SET FORTH ELSEWHERE IN THE AGREEMENT TO WHICH THE ULTRADIRECT SERVICES SCHEDULE IS ATTACHED AND OF WHICH IT IS A PART.

License. Pegasus Solutions, Inc., one or more of its subsidiaries (collectively, “Pegasus”) or their licensors are the sole owners of the Software (as defined below). Other than as set forth in the UltraDirect Service Schedule or the Master Services Agreement between the parties, the Software licensed hereunder is licensed on an as is basis without any warranty of any kind. Other than the license granted herein, Licensee will not acquire any right, title or interest in or to the Software pursuant to this XML Software License Agreement or its use of the Software. Licensee is hereby licensed to: (i) use the Software on one or more processors to create, implement and maintain the UltraDirect Interface; (ii) modify the Software and/or merge it into other software for Licensee’s use consistent with this XML Software License Agreement and the UltraDirect Services Schedule, with any portion of the Software that is so merged continuing to be subject to the terms and conditions of this XML Software License and the UltraDirect Services Schedule; and (iii) make copies of the Software for backup purposes only, provided that each such copy contains all of the restrictive and proprietary notices that appear on the original version of the Software copied, including the copyright notice. Licensee agrees not to use, copy, or modify the Software or any copy, modification, or merged portion thereof, in whole or in part, except as expressly provided for in this XML Software License Agreement. LICENSEE AGREES NOT TO SUBLICENSE, ASSIGN, OR TRANSFER THIS LICENSE OR THE SOFTWARE AND THAT ANY ATTEMPT TO DO SO SHALL BE INVALID AND AUTOMATICALLY TERMINATE THIS LICENSE. LICENSEE ACKNOWLEDGES THAT ITS SOLE RIGHTS WITH RESPECT TO THE SOFTWARE ARE SET FORTH HEREIN.

Termination of License. The license granted pursuant to this XML Software License Agreement is co-terminus with the UltraDirect Services Schedule unless otherwise terminated pursuant to the terms hereof. The license granted hereby to Licensee will be automatically terminated if Licensee fails to comply with any term or condition of the Agreement, including this XML Software License Agreement. Licensee agrees that upon termination of the license granted herein it will immediately return to Pegasus (upon Pegasus’ request) or destroy (and provide certification of such destruction upon Pegasus request) the Software and all copies, modifications, and merged portions thereof under Licensee’s control in any form or medium in which they exist.

Installation and Operation. Pegasus shall provide (i) documentation relating to the operation of the Software; and (ii) four (4) hours (including all telephone and non-telephone time) of customer service support to answer questions concerning the Software. Except as set forth in the preceding sentence and the UltraDirect Services Schedule, Pegasus shall have no obligation to provide services or support to Licensee relating to the Software, including without limitation any upgrades or enhancements to, or bug fixes for, the Software. Licensee and Pegasus agree that any action of Pegasus in providing upgrades, enhancements or bug fixes to Licensee shall not constitute a course of dealing, course of conduct or amendment to this XML Software License Agreement creating a future obligation to provide the same.

Definition of Software. As used in this XML Software License Agreement, “Software” means application software supplied by Pegasus to Customer that parses and formats data utilizing the Extensible Markup Language specification, and all modifications and enhancements to, and replacements of, such software.

Region: circle one 1 2 3 4 5 6 7 8 9 10 11 12 13	Pricing Schedule (UltraDirect)

This Pricing Schedule is attached to and a part of the Master Services Agreement with the Effective Date of                  , 200     , by and between Pegasus Solutions, Inc. and Cendant Travel Distribution Services Group, Inc.

1.             Definitions. All capitalized terms used in this Pricing Schedule but not defined herein shall have the meanings set forth elsewhere in this Agreement. In addition, the following definitions shall apply for purposes of this Pricing Schedule:

(a)                                  Pricing Schedule Effective Date means                            , 200      .

(b)           Billing Period means the period of time to which a billing statement issued by Pegasus relates.

(c)           UltraDirect Net Reservations means the number of reservations transmitted through the UltraDirect Interface (as defined in the UltraDirect Services Schedule) during a particular time period, less the number of cancellations of reservations transmitted through the UltraDirect Interface during the same time period.

2.             UltraDirect Net Reservation Fee. Pegasus shall pay a Net Reservation Fee for each Net Reservation processed during that calendar month as follows:

Net Reservations	Fee

Less than or equal to 25,000	(***)
25,001-50,000	(***)
50,001-100,000	(***)
100,001-150,000	(***)
150,001-200,000	(***)
More than 200,000	(***)

3.             Look to Book Transactional Efficiency. For any calendar month in which the Look to Book Ratio as specified in paragraph 3(d) of the UltraDirect Services Schedule exceeds 1,000:1 then the Net Reservation fee payable by Pegasus to Customer pursuant to paragraph 2 above with respect to each Net Reservation processed during such month shall be reduced in accordance with the following table:

Look to Book Ratio	Reduction in Net Reservation Fee Payable by Pegasus to Customer	Reduction in Net Reservation Fee Payable by Pegasus to Customer
	(Effective Date through August 31, 2005)	(September 1, 2005 onward)
1,001:1 but not more than 1,300:1	(***)	(***)
1,301:1 but not more than 1,600:1	(***)	(***)
More than 1,600:1	(***)	(***)

If after applying the reduction to the Net Reservation Fee payable by Pegasus as set forth above results in a negative amount payable by Pegasus (“Excess Amount”) for that calendar month, then such Excess Amount shall be applied to reduce/offset any other amounts owed by Pegasus to Customer under this Agreement including, but not limited to, any service level credits; provided, however, if there is no such other amount owed by Pegasus to Customer then such Excess Amount will be carried over and applied to reduce any Net Reservation Fees or other fees payable by Pegasus to Customer under this Agreement for the following calendar month and each calendar month thereafter as long an any Excess Amount remains.

1

4.             Online Distribution Database Download Fee. If Customer chooses to download to Customer’s Web Site information in the Online Distribution Database pursuant to paragraph 7 of the UltraDirect Services Schedule, Customer shall pay to Pegasus a monthly fee as follows:

Net Reservations	ODD Download Fee
75,000 and greater	(***)
Less than 75,000	(***)

5.             Geo Search and Geo Search Map Fees.

(a)           Annual License Fee. If during any calendar year Customer utilizes the Geo Search or Geo Search Maps functionality or an accessor of Customer’s Web Site transmits a Geo Search or Geo Search Map request, Customer shall pay to Pegasus an annual mapping license fee of (***).

(b)           Per Use Fee. Customer shall pay to Pegasus a fee with respect to each Billing Period equal to the product of (i) the sum during such Billing Period of the number of transmissions from Customer’s Web Site of (A) Geo Search requests, plus (B) Geo Search Map requests, plus (C) requests to (1) pan, (2) zoom in, (3) zoom out, (4) move up, (5) move down, (6) move right or (7) move left while viewing the response to any Geo Search Map request; multiplied by (ii) (***).

(c)           Change in Fees. If the per transmission amount charged to Pegasus by the third party vendor of the Geo Search and Geo Search Maps functionality is increased, the fee paid by Customer pursuant to paragraph 5(b) above shall be increased by the same amount.

(d)           Definitions. For purposes of this paragraph, “Geo Search”, “Geo Search Maps” and “Customer’s Web Site” have the meanings set forth in the UltraDirect Services Schedule.

6.             Professional Services Fees.

(a)           Implementation. Customer shall pay to Pegasus a fee of (***) for Pegasus’ implementation of the Services in accordance with the plan and schedule of implementation mutually agreed by the parties. Such fee shall become due and payable from Customer to Pegasus on the Pricing Schedule Effective Date.

(b)           Other Professional Services. Customer shall pay fees to Pegasus for Pegasus’ performance of professional services (other than those relating to the immediately preceding subparagraph) at Pegasus’ then-standard hourly rate for such technical and/or professional services (not to exceed (***) per hour) as specified in the work order, statement of work or similar document executed by Pegasus and Customer regarding the professional services performed.

7.                                       (***)

8.                                       Term. This Pricing Schedule shall be effective as of the Pricing Schedule Effective Date and shall continue in effect thereafter with respect to each Service that Pegasus provides pursuant to this Agreement until such time as this Pricing Schedule has been terminated or replaced with respect to such Service.

2

PEGASUS SOLUTIONS, INC.		CENDANT TRAVEL DISTRIBUTION SERVICES, INC.

By:	/s/ RALPH E. COMPTON III	By:	/s/ JEFF HORCH

Name:	Ralph E. Compton III	Print:	Jeff Horch

Title:	August 9, 2005	Title:	August 8, 2005

3

Commission Processing
Member Services Schedule
(ERTS)

This Commission Processing Member Services Schedule is attached to and a part of the Master Services Agreement with the Effective Date of                    , 2005, by and between Pegasus Solutions, Inc. (“Pegasus”) and Cendant Travel Distribution Services Group, Inc. (“Customer”).

1.             Definitions. All capitalized terms used in this Commission Processing Member Services Schedule but not defined herein shall have the meanings set forth elsewhere in this Agreement. In addition, the following definitions shall apply for purposes of this Commission Processing Member Services Schedule:

(a)           Commission Processing Member Services Schedule Effective Date means                           , 2005.

(b)           Commission means a payment owed to Customer for distribution services provided by Customer, whether such payment is in the form of a percentage commission or payment, payment of a flat fee or payment of an incentive or override.

(c)           Commission Response means a record, other than a Participant Commission Record, of the determination by a Commission payor of the amount due, or of the amount paid by a Commission payor, to Customer for the sale of a reservation by means of Customer’s services.

(d)           Electronic Reconciliation and Tracking is the trade name for Pegasus’ services described in paragraph 3 of this Agreement

(e)           Member Commissions means an amount equal to the aggregate Commissions received by Pegasus from all Participants, less any applicable fees authorized by the Pricing Schedule and any applicable Taxes.

(f)            Member Commission Statement means a record of all Participant Commission Records communicated to Pegasus with respect to a given payment of Member Commissions.

(g)           Participant means an entity that is subject to an agreement pursuant to which Pegasus processes such party’s payment of Commissions.

(h)           Participant Commission Record means a record (i) of the determination by a Participant of the amount of one or more Commissions due to Customer; and (ii) that is communicated to Pegasus by such Participant for processing by Pegasus Commission Processing.

(i)            Payment Period means the period of time to which a payment of Member Commissions relates.

(j)            Pegasus Commission Processing is the trade name for Pegasus’ services described in paragraph 2 of this Agreement

(k)           Underpayment means the payment to Pegasus by a Participant of funds relating to Pegasus Commission Processing in an amount less than the amount specified by Pegasus for such payment.

2.             Pegasus Commission Processing Services.  Pegasus shall, on a weekly basis, or as otherwise agreed by the parties:

(a)           consolidate by Participant those Participant Commission Records and Commissions received by Pegasus with respect to the immediately preceding Payment Period;

(b)           transmit to Customer the Member Commission Statement relating to the immediately preceding Payment Period, provided that no Member Commission Statement will be generated if no Member Commissions are paid; and

(c)           distribute to Customer, in the currency requested by Customer from a list provided by Pegasus, the Member Commissions relating to the immediately preceding Payment Period.

Notwithstanding paragraph 2(c) above, Pegasus shall have no obligation to pay to Customer any amount relating to an Underpayment until Pegasus receives the balance of the Underpayment from the relevant Participant.

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3.             Electronic Reconciliation and Tracking Services. Pegasus agrees to perform the following services with respect to all Commission payors:

(a)           enter into its Electronic Reconciliation and Tracking system the following information received from Customer or third parties: (i) Commission Responses received by Customer; (ii) Commission Responses received by Pegasus on Customer’s behalf from travel suppliers that are not Participants; and (iii) payments received by Customer from Commission payors;

(b)           match reservation information received by Pegasus from Customer to reservation information received by Pegasus from Commission payors, and report the Commission Responses that have been received by Pegasus and that relate to such reservation information;

(c)           based upon information generated by the process described in paragraph 3(b) above, track overdue Commissions on a continuing basis and request payment of each overdue Commission for up to 180 days after the end of the month to which the associated reservation relates; and

(d)           provide reports to Customer setting forth, in detail and summary form, the information used in or generated by the processes described in paragraphs 3(a), 3(b) and 3(c) above.

4.             Customer’s Duties. Customer shall:

(a)           except for merchant transactions, refrain from acting to circumvent the processing of Commissions pursuant to this Commission Processing Member Services Schedule unless otherwise agreed to between the parties;

(a)           provide Pegasus with all Customer ARC/IATA numbers, and promptly notify Pegasus of additions and changes to, and deletions of, such numbers; and

(b)           provide to Pegasus no later than the fifth (5th) business day after the end of each calendar month or as otherwise agreed by the parties (i) a file containing all reservation information relating to such calendar month, such file to designate each such reservation that is non-commissionable; and (ii) all Commission Responses in the form of statements, copies of checks or other mutually agreed verification of payments received directly by Customer from Commission payors.

5.             Affiliates. The parties agree that, in addition to Customer, (a) Pegasus shall provide Pegasus Commission Processing and Electronic Reconciliation and Tracking pursuant to this Agreement to those Affiliates that are designated in writing by Customer for the provision of such services; and (b) the terms of this Commission Processing Member Services Schedule shall be applicable to each designated Affiliate and Customer shall use commercially reasonable efforts to cause each designated Affiliate to observe and comply with the same. Customer acknowledges that it has the authority to direct Pegasus to provide Pegasus Commission Processing and Electronic Reconciliation and Tracking to each Affiliate designated by Customer for the provision of such services. Customer shall indemnify, defend and hold harmless Pegasus and its subsidiaries, and the officers, directors employees and agents of the same, from and against all losses, claims, liability, costs, damages, fines, and expenses (including all reasonable legal costs) incurred or suffered by any of the indemnified parties that arise out of or in connection with any claim that any of Customer’s Affiliates did not elect to receive the Services hereunder from Pegasus through Customer.

6.             Additional Terms. No dispute between Customer and any Commission payor concerning any Commission shall in any way affect or reduce the obligations of Customer to abide by the terms of this Commission Processing Member Services Schedule. Customer shall, promptly after receiving notice from Pegasus, repay to Pegasus any confirmed amounts paid in error to Customer pursuant to this Commission Processing Member Services Schedule. Customer acknowledges that Pegasus incurs costs and risks in converting currency for the benefit of Customer and agrees that Pegasus may include its standard margin or markup in the exchange rate to cover these items.

7.             Disclaimer. Customer agrees that the services to be rendered by Pegasus pursuant to this Commission Processing Member Services Schedule are those of a clearinghouse only and, accordingly, (a) Pegasus’ obligation to make payments to Customer is limited to the amount of Member Commissions actually received by Pegasus, and (b) under no circumstances shall Pegasus be responsible for collecting Commissions owed to Customer or for uncollected Commissions due to Customer.

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8.             Term. This Commission Processing Member Services Schedule shall be effective as of the Commission Processing Member Services Schedule Effective Date and shall continue in effect for an initial term of two (2) years from such date unless terminated earlier as provided in this Agreement, provided that Orbitz, LLC may terminate this Commission Processing Member Services Schedule, as it pertains to Orbitz, LLC, at any time after one (1) year. The term of this Commission Processing Member Services Schedule shall thereafter automatically renew for additional, successive three (3) month terms unless either party provides written notice to the other party of its intent to terminate this Commission Processing Member Services Schedule at least ninety (90) days prior to the expiration of the then current term.

PEGASUS SOLUTIONS, INC.		CENDANT TRAVEL DISTRIBUTION SERVICES GROUP, INC.

By:	/s/ RALPH E. COMPTON III	By:	/s/ JEFF HORCH

Name:	Ralph E. Compton III	Name:	Jeff Horch

Title:		Title:

Date:	August 9, 2005	Date:	August 8, 2005

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Pricing Schedule
Commission Processing -
ERTS

This Pricing Schedule is attached to and a part of the Master Services Agreement with the Effective Date of                         , 2005, by and between Pegasus Solutions, Inc. and Cendant Travel Distribution Services Group, Inc.

1.             Definitions. All capitalized terms used in this Pricing Schedule but not defined herein shall have the meanings set forth elsewhere in this Agreement. In addition, the following definitions shall apply for purposes of this Pricing Schedule:

(a)           Pricing Schedule Effective Date means                                         , 2005.

2.             Pegasus Commission Processing Services.  For Pegasus’ performance of services pursuant to paragraph 2 of the Commission Processing Member Services Schedule, Customer shall pay Pegasus a fee equal to (***) of the total Commissions paid by Participants to Customer as set forth on the Member Commission Statements. Costs associated with tapes or diskettes and other optional services, if any, requested by Customer shall be as agreed to in writing between the parties. Notwithstanding any other provision of this Agreement, the fees and costs set forth in the preceding sentence, and any Taxes, shall be deducted by Pegasus from the Commissions paid by Participants to Customer.

3.             Electronic Reconciliation and Tracking Services. For Pegasus’ performance of services pursuant to paragraph 3 of the Commission Processing Member Services Schedule, Customer shall pay to Pegasus:

(a)           (***) of the total Commissions, with respect to which Pegasus performed the service described in subparagraph 3(c) of the Commission Processing Member Services Schedule, paid by Participants to Customer as set forth on the Member Commission Statements; plus

(b)           (***) of the total Commissions, with respect to which Pegasus performed the service described in subparagraph 3(c) of the Commission Processing Member Services Schedule, paid by Commission payors to Customer as set forth on the reports described in subparagraph 3(d) of the Commission Processing Member Services Schedule (other than Member Commission Statements). (***); plus

(c)           (i.)           (***) for each Commission Response received for Orbitz with respect to which Pegasus performs the service described in subparagraph 3(a) of the Commission Processing Member Services Schedule; provided that, if Customer fails to provide Commission Responses as agreed by the parties, Customer shall pay Pegasus an amount equal to the amount paid by Customer pursuant to this subparagraph immediately prior to such failure.

(ii.)          (***) for each Commission Response received for all other affiliates with respect to which Pegasus performs the service described in subparagraph 3(a) of the Commission Processing Member Services Schedule; provided that, if Customer fails to provide Commission Responses as agreed by the parties, Customer shall pay Pegasus an amount equal to the amount paid by Customer pursuant to this subparagraph immediately prior to such failure.

All fees due pursuant to this paragraph shall be in addition to the fees and costs set forth in the immediately preceding paragraph, if any, that are due with respect to the subject Commissions. Notwithstanding any other provision of this Agreement, all fees due pursuant to this paragraph shall be deducted by Pegasus from the Commissions paid by Participants to Customer.

4.             Renegotiation of Fees. If (a) the number of commissionable reservations set forth on three consecutive Member Commission Statements is less than (***) of the total number of reservations set forth on such Member Commission Statements, or (b) the average commission rate applicable to the commissionable reservations set forth on three consecutive Member Commission Statements is less than (***), then (y) Pegasus and Customer shall promptly enter into good faith negotiations to amend the preceding paragraph of this Pricing Schedule entitled “Pegasus Commission Processing Services”

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(and the preceding paragraph entitled “Electronic Reconciliation and Tracking Services”, if included in this Pricing Schedule) in a mutually agreeable manner; and (z) in the absence of such an amendment, Pegasus shall have the right to terminate the Commission Processing Member Services Schedule sixty (60) days after the commencement of such negotiations.

5.             Professional Services Fees.

(a)           Implementation. Waived.

(b)           Other Professional Services. Customer shall pay fees to Pegasus for Pegasus’ performance of professional services (other than those relating to the immediately preceding subparagraph (a)) as specified in the work order, statement of work or similar document executed by Pegasus and Customer regarding the professional services performed.

6.             Term. This Pricing Schedule shall be effective as of the Pricing Schedule Effective Date and shall continue in effect thereafter with respect to each Service that Pegasus provides pursuant to this Agreement until such time as this Pricing Schedule has been terminated or replaced with respect to such Service.

PEGASUS SOLUTIONS, INC.		CENDANT TRAVEL DISTRIBUTION SERVICES GROUP, INC.

By:	/s/ RALPH E. COMPTON III	By:	/s/ JEFF HORCH

Name:	Ralph E. Compton III	Print:	Jeff Horch

Title:		Title:

Date:	August 8, 2005	Date:	August 8, 2005